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                                                                    EXHIBIT 11.1


                        INTERNATIONAL NETWORK SERVICES
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                                 EXHIBIT 11.1
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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                                                                                 THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                                     MARCH 31,               MARCH 31,
                                                                                  -----------------     -----------------
                                                                                   1997       1996       1997       1996
                                                                                  ------     ------     ------     ------
Weighted average common shares outstanding...................................    31,547       8,394     25,339      8,394

Weighted average common equivalent shares from Mandatorily Redeemable
     Convertible Preferred Stock and warrants
     calculated using the if-converted and treasury stock methods............         -      16,784      4,929     16,782

Weighted average common equivalent shares from stock options
     and warrants calculated using the treasury stock method.................     2,140       2,859      1,821      2,736

Common equivalent shares from common shares issued and stock options granted within twelve months of the intial public offering,
     included pursuant to Staff Accounting Bulletin No. 83...................         -       2,634        762      2,634
                                                                                 ------      ------     ------     ------
Shares used to compute net income per share..................................    33,687      30,671     32,851     30,546
                                                                                 ======      ======     ======     ======
Net income...................................................................    $2,126        $691     $5,143     $2,020

Net income per share.........................................................     $0.06       $0.02      $0.16      $0.07
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